Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.

Accordingly, the following amounts have been reclassified for July 31, 2012. Net assets of the Fund were unaffected by the reclassifications.

Reduction                                                                Reduction
to Accumulated                                                      to Accumulated Net
Net Investment                                                       Realized Gain
Loss                                                                 on Investments
-------------------------------------------------------------------------------------
$26,572                                                                     $26,572